FREDERICK COUNTY
BANCORP, INC.

PRESS RELEASE

Frederick County Bancorp, Inc. Reports Results for the Second Quarter 2008

July 11, 2008, Frederick, MD — Frederick County Bancorp, Inc. (the “Company”) (OTC Bulletin Board: FCBI), the parent company for Frederick County Bank, announced today that, for the quarter ended June 30, 2008, the Company recorded net income of $270,000 and diluted earnings per share of $0.18, as compared to net income of $335,000 and diluted earnings per share of $0.22 recorded for the second quarter of 2007. The Company earned $569,000 with diluted earnings per share of $0.38 for the first half of 2008 as compared to $658,000 in earnings and diluted earnings per share of $0.43 for the same period in 2007.  The Company increased its provision for loan losses in 2008 to $240,000 from the $191,000 recorded in the first half of 2007. “This increase reflects management's continued concern with the ongoing pressure of very challenging economic conditions on consumer and small business loans. Net income was also negatively affected by continued net interest margin compression” stated Martin S. Lapera, President and Chief Executive Officer of the Company.

The Company also reported that, as of June 30, 2008, assets increased to $262.5 million, with deposits of $223.9 million and gross loans of $209.9 million, representing increases of 3.2%, 1.0% and 5.3%, respectively, over the second quarter of 2007.

Frederick County Bank commenced operations in 2001. The Bank is headquartered in Frederick, Maryland, and conducts full service commercial banking services through four offices, three of which are in the City of Frederick and one office located in Walkersville, Maryland.

	June 30,	June 30,	December 31,
	2008	2007	2007
(dollars in thousands)	(unaudited)	(unaudited)	(audited)
Total assets	$262,493	$254,321	$255,991
Cash and due from banks	4,781	4,773	3,828
Federal funds sold and other overnight investments	14,482	16,211	8,538
Investment securities - available for sale	26,460	28,146	27,512
Restricted stock	1,509	1,185	1,440
Loans, net	207,385	197,052	206,371
Deposits	223,987	221,676	219,228
Long-term borrowings	10,000	5,000	10,000
Junior subordinated debentures	6,186	6,186	6,186
Shareholders' equity	20,064	18,407	19,580

SELECTED FINANCIAL DATA

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
(dollars in thousands, except per share data)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
SUMMARY OF OPERATING RESULTS:
Interest income	$3,839	$3,997	$7,855	$7,722
Interest expense	1,812	1,938	3,802	3,715
Net interest income	2,027	2,059	4,053	4,007
Provision for loan losses	120	125	240	191
Net interest income after provision for loan losses	1,907	1,934	3,813	3,816
Gain on sale of foreclosed property	-	-	15	-
Noninterest income (excluding gains)	129	97	265	183
Noninterest expense	1,650	1,549	3,296	3,053
Income before provision for income taxes	386	482	797	946
Provision for income taxes	116	147	228	288
Net income	270	335	569	658

PER COMMON SHARE DATA:
Basic earnings per share	$0.18	$0.23	$0.39	$0.45
Diluted earnings per share	$0.18	$0.22	$0.38	$0.43
Basic weighted average number of shares outstanding	1,460,602	1,460,602	1,460,602	1,459,641
Diluted weighted average number of shares outstanding	1,507,087	1,521,376	1,508,066	1,522,627
Common shares outstanding	1,460,602	1,460,602	1,460,602	1,460,602
Book value per share	$13.74	$12.60	$13.74	$12.60

SELECTED UNAUDITED FINANCIAL RATIOS:
Return on average assets	0.41%	0.55%	0.44%	0.56%
Return on average equity	5.33%	7.21%	5.66%	7.16%
Allowance for loan losses to total loans	1.23%	1.18%	1.23%	1.18%
Nonperforming assets to total assets	0.70%	0.06%	0.70%	0.06%
Ratio of net charge-offs to average loans	—%	—%	0.14%	—%
Average equity to average assets	7.76%	7.64%	7.74%	7.76%

Weighted average yield/rate on:
Loans	6.60%	7.36%	6.75%	7.35%
Interest-earning assets	6.20%	6.92%	6.39%	6.93%
Interest-bearing liabilities	3.55%	4.07%	3.74%	4.04%
Net interest spread	2.65%	2.85%	2.65%	2.88%
Net interest margin	3.32%	3.62%	3.35%	3.65%

The statements in this press release that are not historical facts constitute "forward-looking statements" as defined by Federal Securities laws. Forward-looking statements can generally be identified by the use of forward- looking terminology such as "believes," "expects," "intends," "may," "will," "should," "anticipates" or similar terminology. Such statements, specifically regarding the Company's intentions regarding growth and market expansion, are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, changes in interest rates, deposit flows, loan demand and real estate values, as well as changes in economic, competitive, governmental, regulatory, technological and other factors which may affect the Company specifically, its existing and target market areas or the banking industry generally. Forward-looking statements speak only as of the date they are made. The Company will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information, please refer to the Company’s reports filed with the U.S. Securities and Exchange Commission.

Contact: William R. Talley, Jr., Executive Vice President and Chief Financial Officer, (240) 529-1507

###